EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator
TransCanada 401(k) and Savings Local 1-2 Plan and TransCanada 401(k) and Savings Plan

We consent to the incorporation by reference in the registration statement on Form S-8 to be filed by TransCanada Corporation, of our reports dated June 25, 2012, with respect to the statements of net assets available for benefits of the TransCanada 401(k) and Savings Local 1-2 Plan and TransCanada 401(k) and Savings Plan as of December 31, 2011 and 2010, the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedules (1) schedule H, part IV, line 4a – schedule of delinquent participant contributions for the year ended December 31, 2011 (TransCanada 401(k) and Savings Plan) and schedule H, part IV, line 4i–schedule of assets (held at end of year) as of December 31, 2011, which appear in the annual reports on Form 11-K of the TransCanada 401(k) and Savings Local 1-2 Plan and TransCanada 401(k) and Savings Plan.

/s/KPMG LLP

Houston, Texas
September 21, 2012